EXHIBIT 99.1

NEWS RELEASE for September 15, 2008 at 7:30 AM EDT

Contact:	BPC Financial Marketing	National Technical Systems
John Baldissera	Raffy Lorentzian, Sr. V.P. & C.F.O.
800-368-1217	818-591-0776

NATIONAL TECHNICAL SYSTEMS ANNOUNCES STRONG

FISCAL 2009 SECOND QUARTER AND SIX MONTHS RESULTS

CALABASAS, CA (September 15, 2008)....National Technical Systems, Inc. (Nasdaq: NTSC) (NTS) today announced strong results for its fiscal 2009 second quarter and six months ended July 31, 2008.

Net income for the quarter increased 46.8% to $1,130,000 as compared to $770,000 for the same period in the prior year with corresponding diluted earnings per share of $0.12 in the current period compared to $0.08 for the same quarter in the prior year. Net income for the six months ended July 31, 2008 increased 36.5% to $1,858,000 as compared to $1,361,000 for the same period in the prior year with corresponding diluted earnings per share of $0.20 in the current period compared to $0.15 for the same period in the prior year. Total revenues for the quarter increased 16.0% to $36,004,000, compared to $31,025,000 for the same period in the prior year. Total revenues for the six months ended July 31, 2008 increased 11.4% to $67,736,000, compared to $60,829,000 for the same period in the prior year.

CEO William C. McGinnis commented, “I am extremely pleased with our second quarter results, which were driven by healthy growth organically and through our recent acquisitions. The Elliott Laboratories acquisition has been effectively integrated and, from a financial perspective, is performing above expectations. In addition, the demand for aerospace testing was strong across the Company and as a result, we experienced strong financial performance from our California and Massachusetts facilities. Our Wichita facility, another recent acquisition, experienced increased demand for body armor testing during this past quarter. Finally, our Technical Solutions segment has achieved a slight improvement in revenues and a modest increase in operating income resulting from our cost cutting measures.”

Revenues from Engineering & Evaluation increased 19.3% for the quarter to $27.2 million, compared to $22.8 million for the same period in the prior year. Revenues from Engineering & Evaluation increased 14.2% for the six months ended July 31, 2008 to $50.5 million, compared to $44.2 million for the same period in the prior year.

Operating income in the Engineering & Evaluation segment increased 25.2% for the quarter to $2,288,000, compared to $1,828,000 for the same period in the prior year. Operating income in the Engineering & Evaluation segment increased 22.0% for the six months ended July 31, 2008 to $3,654,000, compared to $2,995,000 for the same period in the prior year.

Revenues from Technical Solutions increased 7.1% for the quarter to $8.8 million, compared to $8.2 million for the same period in the prior year. Revenues from Technical Solutions increased 3.7% for the six months ended July 31, 2008 to $17.2 million, compared to $16.6 million for the same period in the prior year.

Operating income in the Technical Solutions segment increased to $236,000 for the quarter, compared to $16,000 for the same period in the prior year. Operating income in the Technical Solutions segment increased to $406,000 for the six months ended July 31, 2008, compared to $138,000 for the same period in the prior year.

Conference Call

NTS is conducting a conference call to review the financial results today, at 10:00 AM Pacific Time (11:00 AM Mountain Time, 12:00 PM Central Time, 1:00 PM Eastern Time). The dial-in number for the call is 800-257-2182 (this is an operator assisted call; ask for the NTS 2009 Second Quarter Results conference call). A live web cast of the call can be accessed at www.ntscorp.com.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a leading provider of engineering and evaluation services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings, and in particular its Annual Report on Form 10-K. Actual results, events and performance may differ materially, including the continuing demand for personal protection equipment and the testing of same. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems’ business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007

Net revenues	$36,004,000	$31,025,000	$67,736,000	$60,829,000
Cost of sales	26,290,000	22,896,000	50,346,000	45,685,000
Gross profit	9,714,000	8,129,000	17,390,000	15,144,000

Selling, general and administrative expense	7,218,000	6,300,000	13,326,000	12,082,000
Equity income from non-consolidated subsidiary	(28,000)	(15,000)	4,000	(71,000)
Operating income	2,524,000	1,844,000	4,060,000	3,133,000

Other income (expense):
Interest expense, net	(575,000)	(478,000)	(1,098,000)	(932,000)
Other income (expense), net	34,000	(29,000)	235,000	127,000
Total other expense, net	(541,000)	(507,000)	(863,000)	(805,000)

Income before income taxes and minority interest	1,983,000	1,337,000	3,197,000	2,328,000
Income taxes	821,000	549,000	1,312,000	942,000

Income before minority interest	1,162,000	788,000	1,885,000	1,386,000
Minority interest	(32,000)	(18,000)	(27,000)	(25,000)
Net income	$1,130,000	$770,000	$1,858,000	$1,361,000

Net income per common share: Basic	$0.12	$0.09	$0.21	$0.16
Diluted	$0.12	$0.08	$0.20	$0.15

Weighted average common shares outstanding	9,118,000	8,779,000	8,993,000	8,761,000
Dilutive effect of stock options and non-vested shares	465,000	664,000	522,000	620,000
Weighted average common shares outstanding, assuming dilution	9,583,000	9,443,000	9,515,000	9,381,000